Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:  Jim Greffet (317) 383-9935 or greffet_james_f@elanco.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen_parr_dekker@elanco.com

Elanco Animal Health Reports Second Quarter Results, Including Strong EPS and Gross Margin Improvement

•                  Earnings per share (EPS) improved to $0.10 (reported), or $0.28 (adjusted) for the second quarter 2019

•                  Gross margin improved to 54.5 percent of revenue (reported), or 54.6 percent of revenue (adjusted) for the second quarter 2019

•                  Total Revenue in the second quarter of 2019 increased 1 percent to $781.6 million; Total and Core Revenue grew 4 percent and 3 percent, respectively, at constant currency rates

•                  Completed acquisition of Aratana Therapeutics and Prevtec Microbia; Announced R&D collaboration with AgBiome

•                  Expected 2019 revenue now between $3.08 billion and $3.12 billion, reducing the top end of the range by $20 million primarily due to increased headwinds from African Swine Fever; reflects Core constant currency growth up to 4 percent

•                  Expected 2019 EPS range narrowed to $0.36 to $0.44 (reported), or $1.04 to $1.10 (adjusted)

Greenfield, IN, August 13, 2019 - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the second quarter of 2019. The results reflect underlying price and volume growth, and improved profitability through execution of the company’s targeted, three-pillar strategy focused on Innovation, Portfolio and Productivity (IPP).

“We continue to be pleased with the delivery of our productivity agenda driving the significant increase in adjusted gross margin as a percent of sales. We are encouraged by the 9 percent constant currency growth in our targeted growth categories and continue to make strategic investments that advance all three pillars of our strategy,” said Jeff Simmons, president and chief executive officer at Elanco. “While discrete external events provide headwinds to our global business, we continue to leverage our portfolio approach to respond and deliver to our expectations.”

Key Events since the last Earnings Call:

Innovation

•                  Portfolio of innovation launched since 2015 grew 45 percent to $108.5 million in revenue, and now represents 14 percent of total revenue.

•                  Credelio® and Galliprant® approved for dogs in Brazil.

•                  Entered into an R&D collaboration with AgBiome for swine nutritional health.

•                  Integrated Aratana Therapeutics and Prevtec Microbia pipeline assets into R&D pipeline.

Portfolio

•                  Targeted growth categories in Elanco’s portfolio - Companion Animal Disease Prevention, Companion Animal Therapeutics and Food Animal Future Protein & Health - grew 6 percent, or 9 percent on a constant currency basis, and represented 62 percent of Elanco’s total revenue in the second quarter.

•                  Integrated Aratana’s Entyce® and Nocita® into Elanco commercial portfolio; launched Elanco products with specialty field force acquired from Aratana.

•                  Completed acquisition of Prevtec Microbia, giving Elanco full ownership of our marketed ColiProtec® line of vaccines, continuing to enhance our swine portfolio and deliver alternatives to antibiotics.

Productivity

•                  100 percent of manufacturing productivity initiatives underway to deliver cost savings through 2020.

•                  Completed shift of our go-to-market model in 13 of 16 international markets.

•                  Progressing independent company stand-up; exited many TSAs with Eli Lilly and Company ahead of schedule.

•                  Completed $50 million prepayment of term loan.

Second Quarter Reported Results:

In the second quarter of 2019, total revenue was $781.6 million, an increase of 1 percent, or an increase of 4 percent without the impact of foreign exchange rates, compared with the second quarter of 2018. Revenue, excluding strategic exits, was $754.1 million; flat with the prior year and an increase of 3 percent without the impact of foreign exchange rates. Gross margin, as a percent of revenue, increased 1,050 basis points compared with the second quarter of 2018, to 54.5 percent. The effective tax rate was 28.5 percent in the second quarter of 2019. Net income for the second quarter increased $98.7 million compared with the second quarter of 2018 to $35.9 million, or $0.10 per diluted share.

Companion Animal Disease Prevention revenue increased 4 percent for the quarter, driven by both increased volume and price, partially offset by an unfavorable impact from foreign exchange rates.  Without the impact of foreign exchange rates, the category grew 6 percent. The revenue increase was driven by the continued uptake of Interceptor Plus and Credelio, partially offset by declines in certain older generation parasiticides.

Companion Animal Therapeutics revenue increased 22 percent for the quarter, driven by increased volume and to a lesser extent price, partially offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 26 percent. The revenue increase was driven by increased demand for products across the therapeutics portfolio, including the continued uptake of Galliprant®. In Europe, Galliprant®, experienced strong demand signals in its first full quarter on the market as the launch progressed to more clinics and more countries.

Food Animal Future Protein & Health revenue increased 2 percent for the quarter, driven by increased volume and price, offset by an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category grew 7 percent. Growth was driven by the aqua portfolio, as well as, the poultry portfolio and nutritional health products.

Food Animal Ruminants & Swine revenue decreased 9 percent for the quarter, driven by flat prices, a decline in volume, and to a lesser extent an unfavorable impact from foreign exchange rates. Without the impact of foreign exchange rates, the category declined 6 percent. Our International business was impacted by softness in swine products due to African Swine Fever, particularly in Asia, the continued implementation of antimicrobial policies in certain Asian countries, and product rationalizations aligned with our productivity agenda. In the U.S., unfavorable purchasing patterns for Rumensin® were offset by favorable purchasing patterns in other cattle products, primarily Optaflexx®. A global supply disruption of certain cattle products also provided a headwind in the quarter.

Strategic Exits are businesses Elanco has exited or has made the decision to exit. Revenue from Strategic Exits increased 52 percent for the quarter, and represented 4 percent of total revenue. The increase is due to higher contract manufacturing demand from Boehringer Ingelheim for companion animal vaccines and a favorable comparison in the second quarter related to the manufacturing of human growth hormone for Lilly, as this contract manufacturing agreement was not in place until the fourth quarter of 2018.

Gross profit increased 26 percent, to $425.6 million, in the second quarter of 2019 compared with the second quarter of 2018. Gross margin, as a percent of revenue, was 54.5 percent, an increase of 1,050 basis points. The gross margin increase was primarily due to continued improvements in manufacturing productivity and, to a lesser extent, price improvement and the favorable impact of foreign exchange rates. Additionally, the second quarter 2018 gross margin was lower due to net inventory adjustments related to the suspension of commercial activities for Imrestor and the closure of the Larchwood, Iowa facility. The 2019 second quarter gross margin improvement includes the benefit of high plant utilization that likely will not persist throughout the year.

Total operating expense increased 7 percent in the second quarter. Marketing, selling and administrative expense increased 5 percent to $200.9 million, reflecting increased direct to consumer marketing efforts in our companion animal portfolio, and to a lesser extent, increased expenses as a result of operating as a public company. Research and development expenses increased 12 percent to $68.8 million, or 8.8 percent of revenue, due to timing of spend within the year, increased project spend as a result of pipeline progression, and increased costs as a result of operating as a standalone company.

Amortization of intangibles decreased $0.1 million to $49.3 million in the second quarter as compared with the second quarter of 2018. Asset impairments, restructuring, and other special charges decreased from $68.0 million in the second quarter 2018 to $31.8 million in the second quarter 2019. Charges recorded in the second quarter of 2019 include costs primarily related to our integration efforts and external costs related to acquiring businesses and charges necessary to stand up our organization as an independent company, along with charges related to severance, partially offset by a favorable adjustment from reversals for severance programs that are no longer active.

Net interest expense was $20.7 million in the second quarter of 2019; no net interest expense was incurred in the second quarter of 2018. Other-net expense of $3.9 million was incurred in the second quarter of 2019, compared with expense of $8.8 million in the second quarter of 2018.

Second Quarter Consolidated non-GAAP Results:

Second quarter adjusted gross margin, as a percent of revenue, increased 540 basis points to 54.6 percent compared with the second quarter of 2018. Adjusted net income for the second quarter increased 3 percent to $101.6 million, which excludes the net impact of $65.7 million of asset impairments, restructuring and other special charges and the amortization of intangible assets, net of the impact from taxes. Adjusted EPS in the quarter was $0.28 per diluted share. Adjusted EBITDA increased 29 percent to $181.1 million in the second quarter of 2019 compared with the second quarter of 2018, which represents 23 percent of total revenue, primarily driven by increased gross profit.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

FINANCIAL GUIDANCE

Elanco is updating its full year guidance for revenue and EPS to reflect underlying market dynamics in our business, primarily the increased headwind from African Swine Fever and anticipated supply disruption of certain injectable cattle products offset by the positive impact from business development actions. The company is lowering the top end of the revenue range by $20 million, which reflects up to 4 percent growth in Core Revenue, excluding the impact of foreign exchange rates. As a result, the company is also narrowing the range for expected GAAP EPS and Adjusted EPS.

	2019 Guidance (dollars in millions, except share amounts)
	May Guidance			August Guidance

Core Revenue	$3,020	to	$3,080	$3,000	to	$3,040
Strategic Exits		$60			$80
Revenue	$3,080		$3,140	$3,080		$3,120

GAAP EPS	$0.36	to	$0.48	$0.36	to	$0.44
Amortization of intangible assets		$0.53			$0.53
Expenses associated with establishing stand-alone capabilities, severance and acquisitions	$0.28	to	$0.26	$0.30	to	$0.28
Subtotal	$1.17	to	$1.27	$1.19	to	$1.25
Tax Impact of Adjustments		$(0.15)			$(0.15)
Adjusted EPS	$1.02	to	$1.12	$1.04	to	$1.10

“Elanco is delivering on our Innovation, Portfolio and Productivity strategy and the stand-up of the independent company is on track. We are narrowing our full year guidance to reflect discrete events in the external market, but are pleased with our margin expansion progress and confident in the growth of our underlying business,” said Simmons.

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. eastern today, during which company executives will review second quarter financial and operational results, discuss 2019 financial guidance, and respond to questions from financial analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company’s website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 64-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our 2019 guidance, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•                  heightened competition, including from innovation or generics;

•                  the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•                  changes in regulatory restrictions on the use of antibiotics in food animals;

•                  our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•                  consolidation of our customers and distributors;

•                  an outbreak of infectious disease carried by food animals;

•                  the success of our R&D and licensing efforts;

•                  our ability to complete acquisitions and successfully integrate the businesses we acquire;

•                  misuse, off-label or counterfeiting use of our products;

•                  unanticipated safety, quality or efficacy concerns associated with our products;

•                  the impact of weather conditions and the availability of natural resources;

•                  risks related to our presence in emerging markets;

•                  changes in U.S. foreign trade policy, imposition of tariffs or trade disputes;

•                  the impact of global macroeconomic conditions; and

•                  the effect on our business resulting from our separation from Eli Lilly & Co. (Lilly), including the various costs associated with transition to a stand alone entity.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release.  We caution you against relying on any forward-

looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as revenues excluding strategic exits, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance.  Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com.  The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following:  (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations, such as Strategic Exits.  These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures.  We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco.  We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated and Combined Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$781.6	$770.2	$1,512.7	$1,506.4
Costs, expenses, and other:
Cost of sales	356.0	431.5	699.8	791.5
Research and development	68.8	61.4	132.9	126.6
Marketing, selling, and administrative	200.9	191.1	382.0	371.1
Amortization of intangible assets	49.3	49.4	98.3	98.6
Asset impairments, restructuring, and other special charges	31.8	68.0	56.7	70.4
Interest expense, net of capitalized interest	20.7	—	41.5	—
Other–net expense	3.9	8.8	6.5	10.7
Income (loss) before income taxes	$50.2	$(40.0)	$95.0	$37.5
Income taxes	14.3	22.8	27.6	27.6
Net income (loss)	$35.9	$(62.8)	$67.4	$9.9
Earnings per share:
Basic	$0.10	$(0.21)	$0.18	$0.03
Diluted	$0.10	$(0.21)	$0.18	$0.03
Weighted average shares outstanding:
Basic	365.7	293.3	365.7	293.3
Diluted	367.0	293.3	366.5	293.3

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define Adjusted Net Income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding as of June 30, 2019 and 2018.

The following is a reconciliation of GAAP Reported for the three months ended June 30, 2019 and 2018 to Selected Non-GAAP Adjusted information:

	Three months ended June 30, 2019			Three months ended June 30, 2018
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1) (2)	$356.0	$1.2	$354.8	$431.5	$40.2	$391.3
Amortization of intangible assets	$49.3	$49.3	$—	$49.4	49.4	$—
Asset impairments, restructuring and other special charges (3) (4)	$31.8	$31.8	$—	$68.0	$68.0	$—
Other-net expense (5)	$3.9	$—	$3.9	$8.8	$8.5	$0.3
Income (loss) before taxes	$50.2	$82.3	$132.5	$(40.0)	$166.1	$126.1
Provision for taxes (6)	$14.3	$(16.6)	$30.9	$22.8	$(4.5)	$27.3
Net income (loss)	$35.9	$65.7	$101.6	$(62.8)	$161.6	$98.8
Earnings per share:(8)
basic	$0.10	$0.18	$0.28	$(0.17)	$0.44	$0.27
diluted	$0.10	$0.18	$0.28	$(0.17)	$0.44	$0.27
Adjusted weighted average shares outstanding: (7)
basic	365.7	365.7	365.7	365.6	365.6	365.6
diluted	367.0	367.0	367.0	365.6	365.6	365.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)         The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)         Adjustments to certain GAAP reported measures for the three months ended June 30, 2019 and 2018 include the following:

(1)         2019 excludes inventory adjustments related to the suspension of commercial activities of Imrestor® ($1.2 million).

(2)         2018 excludes charges primarily associated with inventory adjustments related to the suspension of commercial activities of Imrestor® ($35.6 million) and the closure of the Larchwood, Iowa facility ($4.6 million).

(3)         2019 excludes charges associated with integration efforts and external costs related to the acquisition of businesses and charges primarily related to independent stand-up costs and other related activities ($33.1 million) and severance ($2.0 million), partially offset by a favorable adjustment from reversals for severance programs ($3.3 million).

(4)         2018 excludes charges associated with integration efforts ($6.0 million), facility exit costs ($7.0 million), and impairment charges recorded for the disposition of the Larchwood, Iowa facility and suspension of commercial activities for Imrestor® ($57.7 million), partially offset by favorable adjustments to severance ($2.7 million).

(5)         2018 excludes charges resulting from an increase in the Aratana contingent consideration.

(6)         2019 and 2018 represent the income tax expense associated with the adjusted items.

(7)         Adjusted weighted average shares outstanding: Basic and diluted includes 72.3 million shares sold in the September 2018 initial public offering for the three months ended June 30, 2018.

(8)         Reconciliation of each adjustment to earnings per share by line item is shown in the table below. As Reported GAAP EPS of $(0.21) for Q2 2018 was calculated using a weighted average shares of 293.3 million; however, in order to provide a more meaningful representation of comparative results, the table utilized a weighted average shares of 365.6 million which also resulted in GAAP EPS of $(0.17).

	Q2 2019	Q2 2018
As Reported EPS	$0.10	$(0.21)
Cost of sales	0.00	0.11
Amortization of intangible assets	0.13	0.14
Asset impairments, restructuring and other special charges	0.09	0.19
Other-net expense	—	0.02
Subtotal	$0.22	$0.45
Tax Impact of Adjustments	(0.04)	(0.01)
Total Adjustments to EPS	$0.18	$0.44

Impact of Adjusted weighted shares outstanding: Basic and diluted (1)		0.04
Adjusted EPS	$0.28	$0.27

Numbers may not add due to rounding.

(1) See note (7) above. Impact is based on 72.3 million shares sold in the September 2018 initial public offering for the three months ended June 30, 2018.

The following is a reconciliation of GAAP Reported for the six months ended June 30, 2019 and 2018 to Selected Non-GAAP Adjusted information:

	Six months ended June 30, 2019			Six months ended June 30, 2018
	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)	GAAP Reported	Adjusted Items (b)	Non- GAAP (a)
Cost of sales (1) (2)	$699.8	$0.6	$699.2	$791.5	$40.2	$751.3
Amortization of intangible assets	$98.3	$98.3	$—	$98.6	$98.6	$—
Asset impairments, restructuring and other special charges (3) (4)	$56.7	$56.7	$—	$70.4	$70.4	$—
Other-net, expense (5)	$6.5	$—	$6.5	$10.7	$8.5	$2.2
Income before taxes	$95.0	$155.6	$250.6	$37.5	$217.7	$255.2
Provision for taxes (6)	$27.6	$(28.5)	$56.1	$27.6	$(8.6)	$36.2
Net income	$67.4	$127.1	$194.5	$9.9	$209.1	$219.0
Earnings per share:(8)
basic	$0.18	$0.35	$0.53	$0.03	$0.57	$0.60
diluted	$0.18	$0.35	$0.53	$0.03	$0.57	$0.60
Adjusted weighted average shares outstanding:(7)
basic	365.7	365.7	365.7	365.6	365.6	365.6
diluted	366.5	366.5	366.5	365.6	365.6	365.6

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)         The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company’s non-GAAP measures adjust reported results to exclude amortization of intangibles and items that are typically highly variable, difficult to predict, and/or of a size that could have a substantial impact on the company’s reported operations for a period. The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)         Adjustments to certain GAAP reported measures for the six months ended June 30, 2019 and 2018 include the following:

(1)         2019 excludes the net inventory adjustment related to the suspension of commercial activities for Imrestor® ($0.6 million).

(2)         2018 excludes charges primarily associated with inventory adjustments related to the suspension of commercial activities of Imrestor® ($35.6 million) and the closure of the Larchwood, Iowa facility ($4.6 million).

(3)         2019 excludes charges related to severance ($2.0 million), charges associated with integration efforts and external costs related to the acquisition of businesses, independent stand-up costs and other related activities ($54.0 million), and the impairment of intangible assets ($4.0 million), partially offset by a favorable adjustment from reversals for severance programs ($3.3 million).

(4)         2018 excludes charges associated with integration efforts ($8.4 million), facility exit costs ($7.0 million), and impairment charges recorded for the disposition of the Larchwood, Iowa facility and suspension of commercial activities for Imrestor® ($57.7 million), partially offset by favorable adjustments to severance ($2.7 million).

(5)         2018 excludes expenses resulting from an increase in the Aratana contingent consideration.

(6)         2019 and 2018 represent the income tax expense associated with the adjusted items.

(7)         Adjusted weighted average shares outstanding: Basic and diluted includes 72.3 million shares sold in the September 2018 initial public offering for the six months ended June 30, 2018.

(8)         Reconciliation of each adjustment to earnings per share by line item is shown in the table below. As Reported GAAP EPS of $0.03 for Q2 2018 was calculated using a weighted average shares of 293.3 million; however, in order to provide a more meaningful representation of comparative results, the table utilized a weighted average shares of 365.6 million which also resulted in GAAP EPS of $0.03.

	YTD 2019	YTD 2018
As Reported EPS	$0.18	$0.03
Cost of sales	0.00	0.11
Amortization of intangible assets	0.27	0.27
Asset impairments, restructuring and other special charges	0.16	0.19
Other-net expense	—	0.02
Subtotal	$0.43	$0.60
Tax Impact of Adjustments	(0.08)	(0.02)
Total Adjustments to EPS	$0.35	$0.57

Impact of Adjusted weighted shares outstanding: Basic and diluted (1)		—
Adjusted EPS	$0.53	$0.60

Numbers may not add due to rounding.

(1) See note (7) above. Impact is based on 72.3 million shares sold in the September 2018 initial public offering for the six months ended June 30, 2018.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors’ understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors.

The following is a reconciliation of U.S. GAAP Net Income (Loss) for the three and six months ended June 30, 2019 and 2018 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reported Net Income (Loss)	$35.9	$(62.8)	$67.4	$9.9
Net interest expense	20.7	—	41.5	—
Income tax expense	14.3	22.8	27.6	27.6
Depreciation and amortization	77.2	71.9	152.4	149.6
EBITDA	$148.1	$31.9	$288.9	$187.1
Non-GAAP Adjustments:
Cost of sales	$1.2	$40.2	$0.6	$40.2
Asset impairment, restructuring and other special charges	31.8	68.0	56.7	70.4
Adjusted EBITDA	$181.1	$140.1	$346.2	$297.7
Adjusted EBITDA Margin	23.2%	18.2%	22.9%	19.8%

Depreciation and amortization, EBITDA and Adjusted EBITDA as shown on the press release for the first quarter of 2019 were overstated by $7.9M due to an error. For the first quarter of 2019, EBITDA and Adjusted EBITDA should have been $140.8 and $165.1, respectively. The values shown for the three months and six months ended June 30, 2019 above are correct.

For a reconciliation of our revenue excluding Strategic Exits to total GAAP revenue reported, please see the table below, which is a breakdown of revenue by category and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended June 30,
	2019		2018
Companion Animal
Disease Prevention	$223.4	29%	$214.0	28%
Therapeutics	83.4	11%	68.3	9%
Total Companion Animal	$306.8	39%	$282.3	37%
Food Animal
Future Protein & Health	$175.8	22%	$172.6	22%
Ruminants and Swine	271.5	35%	297.1	39%
Total Food Animal	$447.3	57%	$469.7	61%
Revenue Subtotal	$754.1		$752.0
Strategic Exits	$27.5	4%	$18.2	2%
Total Revenue	$781.6	100%	$770.2	100%

Numbers may not add due to rounding.

	Six Months Ended June 30,
	2019		2018
Companion Animal
Disease Prevention	$409.3	27%	$415.3	28%
Therapeutics	164.8	11%	130.6	9%
Total Companion Animal	$574.1	38%	$545.9	36%
Food Animal
Future Protein & Health	$343.0	23%	$339.3	23%
Ruminants and Swine	545.6	36%	579.6	38%
Total Food Animal	$888.6	59%	$918.9	61%
Revenue Subtotal	$1,462.7		$1,464.8
Strategic Exits	$50.0	3%	$41.6	3%
Total Revenue	$1,512.7	100%	$1,506.4	100%

Numbers may not add due to rounding